FOR IMMEDIATE RELEASE             Contact Information
Josh Klaetsch, Investor Relations
Phone : (952) 401-6600
E-mail : IR@centerspacehomes.com

CENTERSPACE ANNOUNCES SIXTH ANNUAL ENVIRONMENTAL,
SOCIAL, AND GOVERNANCE REPORT

MINNEAPOLIS, MN, August 13, 2025 – Centerspace (NYSE: CSR) published its 2024 Environmental, Social, and Governance (ESG) Report, and its inaugural Task Force on Climate Related Financial Disclosures (TCFD) report, highlighting the company's commitment to sustainable business practices in the multifamily industry. This is the Company's sixth annual report following its 2019 formation of an Environmental, Social, and Governance Committee established to lead identification, implementation, and tracking the progress of various sustainability initiatives.

In 2024, Centerspace prepared its annual ESG report in alignment with GRI’s 2024 Universal Standards and Topic Standards and the United Nations Sustainable Development Goals. Other key accomplishments include meeting four of five ESG goals two years ahead of schedule, completing an updated materiality assessment, raising its GRESB score from 63 to 70, and the graduation of the company’s inaugural Manager in Training class.

Centerspace is dedicated to continuous improvement in disclosure as well as climate risk mitigation. Its inaugural TCFD report serves as a foundation to manage climate risk and align with industry-standard reporting frameworks.

“These accomplishments showcase our commitment to ‘Better Every Days’ and position us to synthesize continued growth with care for our environment and community," said Anne Olson, Centerspace President and CEO.

Centerspace is committed to exploring and implementing common-sense business practices that further its ability to operate in a responsible manner. This includes being good stewards of resources, pursuing opportunities to minimize consumption, managing and reducing waste, and conserving energy and water.

The full report can be accessed on the ESG Page of the Centerspace website at the link below:

Centerspace ESG Page link

About Centerspace
Centerspace is an owner and operator of apartment communities committed to providing great homes by focusing on integrity and serving others. Founded in 1970, Centerspace owns 73 apartment communities consisting of 13,773 homes located in Colorado, Minnesota, Montana, Nebraska, North Dakota, South Dakota, and Utah. Centerspace was named a top workplace for the sixth consecutive year in 2025 by the Minneapolis Star Tribune. For more information, please visit www.centerspacehomes.com.

 If you would like more information about this topic, please contact Josh Klaetsch, Investor Relations, at (952) 401-6600 or IR@centerspacehomes.com.